Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date:	October 21, 2008	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI INCORPORATED

REPORTS FIRST QUARTER RESULTS

PITTSBURGH, PA., October 21, 2008 — II-VI Incorporated (NASDAQ Global Select: IIVI) today reported results for its first quarter ended September 30, 2008.

As previously announced on April 4, 2008, the Company intends on selling its x-ray and gamma-ray radiation sensor business, eV PRODUCTS, Inc., which operates as a business within the Compound Semiconductor Group. Results for all periods presented reflect the presentation of eV PRODUCTS as a discontinued operation.

Revenues from continuing operations for the quarter increased 23% to $87,766,000 from $71,092,000 in the first quarter of last fiscal year.

Bookings from continuing operations for the quarter decreased 8% to $74,295,000 compared to $80,849,000 in the first quarter of last fiscal year. As expected, orders for UV Filter products in the Near-Infrared Optics segment decreased; during the year-ago quarter, the Company received a large order of $13.5 million for these products. Excluding the effect of all quarterly UV Filter bookings in both the current and prior year, including this larger order, bookings from continuing operations increased 7%. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

For the quarter ended September 30, 2008, net earnings from continuing operations were $17,518,000 or $0.57 per share-diluted compared with net earnings of $9,991,000 or $0.33 per share-diluted in the first quarter of last fiscal year. After giving effect to a net loss from the discontinued operation ($23,000 or $0.00 per share-diluted for the quarter compared to $368,000 or $0.01 per share-diluted in the first quarter of last fiscal year), consolidated net earnings for the quarter were $17,495,000 or $0.57 per share-diluted compared with $9,623,000 or $0.32 per share-diluted in the first quarter of last fiscal year. Results for the quarter ended September 30, 2008 include a favorable income tax benefit in accordance with FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” relating to the reversal of unrecognized tax benefits resulting from completion of the Internal Revenue Service’s examination of certain of the Company’s federal income tax returns; this benefit was partially offset by additional tax exposures at certain foreign locations. The net favorable impact of these changes during the quarter ended September 30, 2008 was approximately $3.6 million or $0.12 per share-diluted.

Francis J. Kramer, president and chief executive officer said, “We are pleased to report strong operating and financial performance for the first quarter as well as a strong balance sheet with minimal debt. The Company’s EBITDA increased 20% compared to the year-ago quarter. Our Infrared Optics segment reported a 29% increase in revenues over the first quarter of last year and produced a 41% increase in segment earnings – the result of continued gross margin and operating margin expansion. Beginning this quarter, our other income includes the financial contribution from our minority ownership of Fuxin Electronic Technology Company.”

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II-VI Incorporated

October 21, 2008

Kramer continued, “The geographic and market diversity of our product lines is helping to offset the impact of macro-economic trends in some of the markets we serve. Our backlog remains strong across all product lines. We believe that the scope and magnitude of a global economic slowdown initiated by the crisis in the financial markets may make the business environment more challenging than it appeared on August 5, 2008 when we gave our guidance for the fiscal year ending June 30, 2009. While we are cautiously optimistic about the future, we are moderating our financial expectations for the second half of fiscal year 2009. However, we have increased our earnings forecast for the year to include the results we are reporting today.”

Segment Information from Continuing Operations

The following segment information includes segment earnings from continuing operations (defined as earnings from continuing operations before income taxes, interest expense and other expense or income, net). Management believes segment earnings from continuing operations are a useful performance measure because they reflect the results of segment performance over which management has direct control.

	Three Months Ended September 30,
	2008	2007	% Increase (Decrease)
Bookings:
Infrared Optics	$40,178	$35,499	13%
Near-Infrared Optics	9,765	24,138	(60)%
Military and Materials	11,632	11,566	1%
Compound Semiconductor Group	12,720	9,646	32%

Total Bookings	$74,295	$80,849	(8)%

Revenues:
Infrared Optics	$43,230	$33,617	29%
Near-Infrared Optics	13,680	14,232	(4)%
Military and Materials	15,459	11,977	29%
Compound Semiconductor Group	15,397	11,266	37%

Total Revenues	$87,766	$71,092	23%

Segment Earnings:
Infrared Optics	$10,373	$7,367	41%
Near-Infrared Optics	2,677	2,902	(8)%
Military and Materials	2,881	1,519	90%
Compound Semiconductor Group	1,691	1,339	26%

Total Segment Earnings	$17,622	$13,127	34%

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II-VI Incorporated

October 21, 2008

Outlook

For the second fiscal quarter ending December 31, 2008, the Company currently forecasts revenues from continuing operations to range from $82.0 million to $86.0 million and earnings per share from continuing operations to range from $0.38 to $0.42. Comparable results for the quarter ended December 31, 2007 were revenues from continuing operations of $72.3 million and earnings per share from continuing operations of $0.91 before the after-tax gain on the sale of an equity investment of $0.52 per share. For the fiscal year ending June 30, 2009, the Company expects revenues from continuing operations to range from $340 million to $350 million and earnings per share from continuing operations to range from $1.79 to $1.89. Results for the year ended June 30, 2008 were revenues from continuing operations of $316 million and earnings per share from continuing operations of $2.16 before the after-tax gain on the sale of an equity investment of $0.52 per share.

As discussed in more detail below, actual results may differ from these forecasts due to various factors including, but not limited to, changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, October 21, 2008 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com as well as at http://www.videonewswire.com/event.asp?id=52273. Please allow extra time prior to the call to visit the site and, if needed, to download the media software required to listen to the internet broadcast. A replay of the webcast will be available for 2 weeks following the call.

About II-VI Incorporated

II-VI Incorporated, a worldwide leader in engineered materials and components, is a vertically-integrated manufacturing company that creates and markets products for a diversified customer base including industrial manufacturing, military and aerospace, high-power electronics and telecommunications, and thermoelectric applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company’s infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems, and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam transmission systems and processing tools for industrial lasers. In the Company’s near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. In the Company’s military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, and Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines selenium and tellurium materials. In the Company’s Compound Semiconductor Group, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; the Marlow Industries, Inc. subsidiary designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and, the Worldwide Materials Group (WMG) provides expertise in materials development, process development, and manufacturing scale up.

II-VI Incorporated

October 21, 2008

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008; (iii) purchasing patterns from customers and end-users; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Three Months Ended September 30,
	2008	2007
Revenues

Net sales	$84,955	$67,925
Contract research and development	2,811	3,167

Total Revenues	87,766	71,092

Costs, Expenses, Other Expense (Income)

Cost of goods sold	$48,173	$39,977
Contract research and development	2,232	2,480
Internal research and development	3,191	1,724
Selling, general and administrative	16,548	13,784
Interest expense	25	125
Other (income), net	(202)	(867)

Total Costs, Expenses, Other Expense (Income)	69,967	57,223

Earnings from Continuing Operations Before Income Taxes	17,799	13,869

Income Taxes	281	3,878

Earnings from Continuing Operations	17,518	9,991

Loss from Discontinued Operation, Net of Income Tax Benefit	$(23)	$(368)

Net Earnings	$17,495	$9,623

Diluted Earnings Per Share:
Continuing operations	$0.57	$0.33
Discontinued operation	$(0.00)	$(0.01)
Consolidated	$0.57	$0.32

Average Shares Outstanding – Diluted	30,647	30,352

Average Shares Outstanding – Basic	29,941	29,594

II-VI Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(000)

	September 30, 2008	June 30, 2008
Assets

Current Assets
Cash and cash equivalents	$66,418	$69,835
Marketable securities	1,000	3,000
Accounts receivable, net	49,983	55,866
Inventories	72,905	69,642
Assets held-for-sale	8,860	8,229
Deferred income taxes	8,933	8,943
Prepaid and refundable income taxes	11,794	5,368
Prepaid and other current assets	4,933	5,386

Total Current Assets	224,826	226,269

Property, Plant & Equipment, net	87,291	86,331
Goodwill	26,337	26,531
Other Intangible Assets, net	12,855	13,268
Investments	9,287	3,665
Other Assets	5,076	4,862

Total Assets	$365,672	$360,926

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$16,396	$16,412
Accruals and other current liabilities	20,564	28,136
Liabilities held-for-sale	1,317	1,977

Total Current Liabilities	38,277	46,525

Long-Term Debt	3,781	3,791

Deferred Income Taxes	4,708	5,210

Other Liabilities	8,559	15,274

Total Liabilities	55,325	70,800

Shareholders’ Equity	310,347	290,126

Total Liabilities and Shareholders’ Equity	$365,672	$360,926

II-VI Incorporated and Subsidiaries

Other Selected Financial Information

($000 except per share data)

The following other selected financial information for continuing operations includes earnings from continuing operations before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA from continuing operations is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information for Continuing Operations

	Three Months Ended September 30,
	2008	2007
EBITDA	$21,667	$18,115
Cash paid for capital expenditures	$4,707	$4,477
Net payments on indebtedness	$—	$1,014
Incentive stock option and performance share compensation expense, pre-tax	$1,542	$1,069
Cash paid for shares repurchased through the Company’s stock repurchase program	$—	$594
Shares repurchased through the Company’s stock repurchase program	—	20,000

Reconciliation of Segment Earnings and EBITDA to Earnings Before Income Taxes	Three Months Ended September 30,
	2008	2007
Total Segment Earnings from Continuing Operations	$17,622	$13,127
Interest expense	25	125
Other (income), net	(202)	(867)

Earnings from Continuing Operations before income taxes	$17,799	$13,869

EBITDA from Continuing Operations	$21,667	$18,115
Interest expense	25	125
Depreciation and amortization	3,843	4,121

Earnings from Continuing Operations before income taxes	$17,799	$13,869

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